EXHIBIT 23.1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, into the Company's previously filed Registration Statement File No. 333-66665 on Form S-8, Registration Statement File No. 333-01718 on Form S-8, Registration Statement File 333-23575 on Form S-3, and Registration Statement File No. 333-40167 on Form S-3.

ARTHUR ANDERSEN LLP

Chicago, Illinois
March 19, 2001